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Exhibit 3.5(b)

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

        THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the "Second Amendment") is entered into on this 7th day of December, 2001, by and among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), TCEP/LECG FUNDING CORPORATION, a Delaware corporation ("TCEP"), and the undersigned unitholders of the Company (the "Unitholders").

Recitals

        A.    The Company, TCEP and the Unitholders are parties to that certain Limited Liability Company Agreement dated as of September 29, 2000, by and between the Company, TCEP, the Unitholders, and the unitholders identified therein, as amended by that certain First Amendment to Limited Liability Company Agreement dated October 29, 2001 (collectively, the "LLC Agreement").

        B.    The Company, TCEP and the Unitholders wish to amend the LLC Agreement in order to (a) clarify the Company's ability to make Tax Distributions under Sections 4.1(c) and 4.1(d) of the LLC Agreement to all persons who were Unitholders during any fiscal year and who will be allocated taxable income and (b) to restate Schedule A to the LLC Agreement to reflect recent private sales of Units and to reflect a 3 for 2 unit split authorized by the Company's Board of Directors (the "Proposed Amendments").

        C.    The consummation of the Proposed Amendments requires the written consent of the holders of the Required Interest (as that term is defined in the LLC Agreement) pursuant to Section 15.2 of the LLC Agreement. TCEP and the Unitholders have each agreed to provide their respective consent to the Proposed Amendments subject to the provisions of this Second Amendment.

        D.    Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such terms in the LLC Agreement, as amended hereby.

Agreement

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.    Amendment to the LLC Agreement.

          (a)    Section 4.1(d).    The parties hereto acknowledge and agree that Section 4.1(d) is hereby restated in its entirety as follows (with the new text in bold type):

            (d)    Persons Receiving Distributions.    Each Distribution shall be made to the Persons shown on the LLC's books and records as Unitholders as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Section 4.1; and, provided, further, that a Tax Distribution under Section 4.1(c) hereof may be made to any Person who was a Unitholder and held Units during all or part of a Fiscal Year and who will be allocated taxable income under this Article IV as a result of such ownership of Units, regardless of whether or not the Person is a Unitholder on the date of the Tax Distribution.

          (b)    Schedule A.    The parties hereto acknowledge and agree that Schedule A is hereby restated in its entirety and the version attached hereto reflects the correct version of Schedule A as of the date of this Second Amendment.

        2.    Consent to Amendment.    In accordance with Section 15.2 of the LLC Agreement, TCEP and the Unitholders, who, collectively, hold a majority of the outstanding Common Units on the date hereof, hereby consent to this Second Amendment. This Second Amendment shall be effective upon execution by the Company and the minimum number of Unitholders holding a majority of the

Common Units on the date hereof. Except as expressly amended hereby, the LLC Agreement remains in full force and effect.

        3.    Retroactive Effect.    The amendment to Section 4.1(d) set forth in this Second Amendment is expressly made retroactive to July 1, 2001 and the LLC Agreement will be interpreted and construed as if the provision of Section 1(a) of this Second Amendment had been made a part thereof on such date. The amendment to Schedule A of the LLC Agreement set forth in this Second Amendment will be effective as of January 1, 2002.

        4.    Counterparts.    This Second Amendment may be executed in two or more counterparts, and each such executed counterpart will be deemed to be an original instrument, but all such counterparts together will constitute one and the same instrument. This Second Amendment may be executed by facsimile transmission.

        5.    Governing Law.    All questions concerning the construction, validity and interpretation of this Second Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        6.    Successors and Assigns.    The provisions of this Second Amendment shall be binding upon and inure to the benefit of the parties to the LLC Agreement and their respective successors and assigns.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC

By:	/s/ DAVID KAPLAN David Kaplan President

TCEP/LECG FUNDING CORPORATION

By:	/s/ WILLIAM W. LIEBECK William W. Liebeck President

UNITHOLDERS:

/s/ DAVID J. TEECE David J. Teece

/s/ DAVID KAPLAN David Kaplan

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SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
Recitals
Agreement